UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 2, 2010 (February 1, 2010)

Anthracite Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(212) 810-3333

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

The information required by Item 1.02 contained in Item 2.04 is incorporated by reference into this Item 1.02.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 1, 2010, in connection with the continuing events of default under the Master Repurchase Agreement and Annex I thereto, dated December 23, 2004, as supplemented by the English Loan Supplement dated December 23, 2004, the Joinder, dated August 24, 2005, the Joinder, dated October 24, 2005, and the Letter Agreement, dated July 8, 2008 and as amended on February 8, 2007, July 8, 2008, July 17, 2008 and May 15, 2009 (as supplemented and amended, the "Repurchase Agreement"), among Anthracite Capital, Inc. (the "Company"), Anthracite Funding, LLC, a wholly owned subsidiary of the Company ("Anthracite Funding"), AHR Capital DB Limited, a wholly owned subsidiary of the Company (together with Anthracite Funding, the "Seller"), and Deutsche Bank AG, Cayman Islands Branch ("Deutsche Bank"), the aggregate Repurchase Price (as defined in the Repurchase Agreement), originally due on September 30, 2010 under the Repurchase Agreement, became immediately due on February 1, 2010 (the "Demand Date").  The continuing events of defaults included, without limitation, the breach by the Company of a covenant that the Company’s operating earnings (as defined in the Guaranty (as defined below)) will not be less than a specified amount for the quarter ending on September 30, 2009, as previously disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

The Seller's obligations under the Repurchase Agreement were guaranteed by the Company under the Guaranty, dated December 23, 2004, as amended on February 27, 2007, July 8, 2008 and May 15, 2009, by the Company for the benefit of Deutsche Bank (as amended, the "Guaranty").  On February 1, 2010, approximately $63 million of borrowings and restructuring fees were outstanding under the Repurchase Agreement.

Pursuant to the terms of the Repurchase Agreement and a consent entered into among Deutsche Bank, the Seller, the Company and its affiliates, the Seller agreed to assign to Deutsche Bank, and Deutsche Bank agreed to retain, on or before February 5, 2010, the Purchased Assets (as defined in the Repurchase Agreement) in full satisfaction of all amounts owing to Deutsche Bank under the Repurchase Agreement (the "Assignment") if the Seller had not repurchased the Purchased Assets for the aggregate Repurchase Price and all other amounts owing under the Repurchase Agreement on or before the Demand Date.  The Seller did not repurchase the Purchased Assets and the Assignment has taken effect as of the Demand Date, as a result of which (i) Deutsche Bank has assumed full ownership and control of the Purchased Assets, (ii) any remaining legal or equitable interest or any voting or servicing rights of the Seller or its affiliates with respect to the Purchased Assets, along with any remaining right of the Seller to repurchase the Purchased Assets, have been terminated, and (iii) the Repurchase Agreement and the Guaranty have been terminated.

Deutsche Bank separately released any second priority liens it held on the Company's and the Company's affiliates' assets and any interests it had in the Cash Management Account (as defined in the Repurchase Agreement), and Bank of America, N.A., Banc of America Mortgage

Capital Corporation, Morgan Stanley Mortgage Servicing Limited and Morgan Stanley Principal Funding, Inc. released any second priority liens they held on the Purchased Assets.

Item 8.01	Other Events.

On February 1, 2010, the Company did not make interest payments due on its outstanding (i) $62.5 million aggregate principal amount of 0.75%-to-7.4975% Junior Subordinated Notes due 2035, issued in May 2009, (ii) $31.25 million aggregate principal amount of 0.75%-to-7.4975% Junior Subordinated Notes due 2035, issued in July 2009, (iii) $62.5 million aggregate principal amount of 0.75%-to-7.73% Junior Subordinated Notes due 2036, (iv) €37.5 million aggregate principal amount of 0.75%-to-Floating Rate Junior Subordinated Notes due 2022, (v) €25.0 million aggregate principal amount of 0.75%-to-Floating Rate Junior Subordinated Notes due 2022, (vi) $43.5 million aggregate principal amount of 1.25%-to-7.22% Senior Notes due 2016, and (vii) $26.4 million aggregate principal amount of 1.25%-to-7.772%-to-Floating Rate Senior Notes due 2017 (together with the 1.25%-to-7.22% Senior Notes due 2016, the "Defaulted Senior Notes").  Under the indentures governing each series of the above mentioned notes, the Company has three days to cure the interest payment defaults or events of default would occur.  The Company does not anticipate being able to cure the interest payment defaults within the three-day period.  Prior to February 1, 2010, events of default already existed under the indentures governing each series of the Defaulted Senior Notes as a result of the delisting of the Company's common stock from the New York Stock Exchange, as previously disclosed in the Company's filings with the SEC.

As previously disclosed in the Company's filings with the SEC, the Company did not make the interest payments due on December 30, 2009 on its outstanding $18.75 million aggregate principal amount of 7.20% Senior Notes due 2016 (the "7.20% Notes"), which was subject to a 30-day cure period before constituting an event of default.  The Company failed to make the interest payments due on the 7.20% Notes within this 30-day period.  As a result, an event of default occurred and is continuing under the indenture governing the 7.20% Notes.

While the event of default is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the 7.20% Notes may, by a written notice to the Company, declare the principal amount of the 7.20% Notes to be immediately due and payable.  To date, the Company has not received any such written notice of acceleration.

The event of default under the 7.20% Notes has also resulted in additional events of default under each of the Company's secured facilities with Bank of America, BlackRock Holdco 2, Inc. and Morgan Stanley (collectively, the "Secured Facilities") due to cross defaults.  Prior to January 30, 2010, events of default already existed under each of the Company's Secured Facilities, as previously disclosed in the Company's filings with the SEC.  If any acceleration were to occur under any of the Company's Secured Facilities or any of the Company's other debt instruments in which events of defaults exist, the Company would not have sufficient liquid assets available to repay such accelerated indebtedness and the Company would be unable to continue to fund its operations or continue its business.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By:	/s/ Richard M. Shea
Name:	Richard M. Shea
Title:	President and Chief Operating Officer

Dated: February 2, 2010